UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017 (March 9, 2017)

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-31940	25-1255406
(Commission File Number)	(IRS Employer Identification No.)

One North Shore Center, 12 Federal Street Pittsburgh, Pennsylvania	15212
(Address of Principal Executive Offices)	(Zip Code)

(800) 555-5455

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2017, F.N.B. Corporation named Jim Dutey, 43, as Senior Vice President. Mr. Dutey will succeed to the positions of Corporate Controller and Principal Accounting Officer, effective upon the retirement of Timothy G. Rubritz, the incumbent Corporate Controller and Principal Accounting Officer. Mr. Rubritz will retire from F.N.B. in April 2017.

Mr. Dutey joins F.N.B. with more than 20 years of accounting experience in the banking and financial services sectors. During the past 12 years, Mr. Dutey has served in various senior management roles at Huntington Bancshares, Inc., including most recently as Assistant Corporate Controller, with a primary focus on SEC and bank regulatory financial reporting requirements. Prior to joining Huntington Bancshares, Inc., Mr. Dutey was employed at KPMG LLP, ending his tenure there as senior manager for the assurance practice, primarily serving the banking industry. He holds a Bachelor of Business Administration in Accounting from Marshall University and is a Certified Public Accountant in the State of Ohio.

Mr. Dutey received a $75,000 signing bonus and a relocation allowance of $60,000 in connection with his appointment. He will also receive a buy-out award of restricted stock having an approximate value of $200,000 in connection with the treatment of stock-based awards by his previous employer. His base salary and incentive award opportunities under F.N.B.’s Long-Term Incentive Plan and Short-Term Incentive Plan are consistent with those afforded to the incumbent Corporate Controller and Principal Accounting Officer.

There are no arrangements or understandings between Mr. Dutey and any other person as it relates to his appointment to the offices referenced above. Mr. Dutey does not have a family relationship with any member of the Board of Directors of F.N.B. or any executive officer of F.N.B., nor does he have a material direct or indirect interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION

By:	/s/ James G. Orie
James G. Orie,
Chief Legal Officer

Date: March 15, 2017